Exhibit 99.1
Results From the Phase 3 PANOVA-3 Trial of Novocure’s Tumor Treating Fields (TTFields) Therapy for Pancreatic Cancer to be Presented at 2025 ASCO Annual Meeting

TTFields therapy concomitant with gemcitabine and nab-paclitaxel is the first treatment to show a clinically meaningful and statistically significant improvement in overall survival (OS) for patients with unresectable, locally advanced pancreatic adenocarcinoma in a Phase 3 trial

The OS benefit observed with TTFields therapy is supported by significantly improved quality of life and extended pain-free survival, a key outcome for patients with pancreatic cancer

Results from PANOVA-3 accepted as a late-breaking abstract for oral presentation at ASCO and simultaneous publication in the Journal of Clinical Oncology

Baar, Switzerland – May 31, 2025 - Novocure (NASDAQ: NVCR) announced that results from the Phase 3 PANOVA-3 trial of Tumor Treating Fields (TTFields) therapy for pancreatic cancer will be presented today at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago and simultaneously published in the Journal of Clinical Oncology.
“The data presented today from the PANOVA-3 trial of Tumor Treating Fields show a clinically meaningful and statistically significant improvement in overall survival for people with locally advanced pancreatic cancer,” said Vincent Picozzi, MD, MMM, medical oncologist and investigator in the PANOVA-3 trial. “Importantly, we also saw an extension in the duration of time before pain progressed. Pain is a hallmark of this disease, and as a clinician, the potential of this therapy to address this aspect of pancreatic cancer is very encouraging. These results illustrate the potential of Tumor Treating Fields therapy concomitant with gemcitabine and nab-paclitaxel to become a standard of care for unresectable, locally advanced pancreatic cancer.”

The Phase 3 PANOVA-3 trial evaluated the use of TTFields therapy concomitantly with gemcitabine and nab-paclitaxel as a first-line treatment for unresectable, locally advanced pancreatic adenocarcinoma compared to gemcitabine and nab-paclitaxel alone. The trial met its primary endpoint, demonstrating a statistically significant improvement in median overall survival (mOS) for patients treated with TTFields.
“Most people with pancreatic cancer are diagnosed with advanced disease, which is very difficult to treat and only about 1 in 10 people are alive five years after diagnosis,” said Nicolas Leupin, MD, PhD, Chief Medical Officer, Novocure. “The results shared today at ASCO and in the Journal of Clinical Oncology demonstrate that Tumor Treating Fields therapy improved overall survival and pain-free survival in unresectable, locally advanced pancreatic cancer. We plan to submit these data to the FDA in the second half of 2025 to support a premarket approval for Tumor Treating Fields therapy.”
Results from PANOVA-3
In the intent-to-treat population, patients treated with TTFields therapy concomitantly with gemcitabine and nab-paclitaxel had an mOS of 16.2 months compared to 14.2 months for patients treated with gemcitabine and nab-paclitaxel alone, a statistically significant 2.0-month improvement [hazard ratio (HR) 0.82; p=0.039 (N=571)].

Exhibit 99.1
TTFields therapy concomitant with gemcitabine and nab-paclitaxel demonstrated improvement in several secondary endpoints including the one-year survival rate and pain-free survival. Pancreatic cancer can cause significant pain as the disease progresses and managing pain is a key clinical challenge.
•The one-year survival rate showed a statistically significant improvement in the TTFields concomitant with gemcitabine and nab-paclitaxel treated group with 68.1% [95% CI: 62.0–73.5] compared to those who received gemcitabine and nab-paclitaxel alone, 60.2% [95% CI: 54.2–65.7], p=0.029.
•Patients treated with TTFields concomitant with gemcitabine and nab-paclitaxel had a median pain-free survival of 15.2 months [95% CI: 10.3–22.8] compared to a median 9.1 months in the group treated with gemcitabine and nab-paclitaxel alone [95% CI: 7.4–12.7]; HR 0.74 [95% CI: 0.56–0.97], p=0.027. This is a statistically significant 6.1-month extension in pain-free survival. Pain-free survival was defined as the time from baseline until an increase of 20 or more points was reported by patients on a visual scale for pain or until death.
Quality of life was also measured as a secondary endpoint. Analyses were performed for all patients using the European Organisation for the Research and Treatment of Cancer Quality of Life Questionnaire (EORTC QLQ-C30) with the pancreatic cancer specific PAN26 addendum. Deterioration-free survival in global health status, pain and digestive problems were significantly improved in patients receiving TTFields therapy concomitant with gemcitabine and nab-paclitaxel compared to the gemcitabine and nab-paclitaxel alone group. Full analysis of the quality of life results in PANOVA-3 will be shared at a future scientific conference.
There was no statistically significant difference in additional secondary outcome measures of progression-free survival, local progression-free survival, objective response rate, puncture-free survival or tumor resectability rate between the TTFields with gemcitabine and nab-paclitaxel and the gemcitabine and nab-paclitaxel arms.
TTFields therapy was well-tolerated, no new safety signals were observed, and safety was consistent with prior clinical studies. Mild to moderate skin adverse events (AEs) were the most common device-related AEs.
Data Presentation & Publication Details
The PANOVA-3 data, (LBA 3500) Phase 3 study of Tumor Treating Fields (TTFields) with gemcitabine and nab-paclitaxel for locally advanced pancreatic ductal adenocarcinoma (LA-PAC), will be presented today by Dr. Picozzi in Hall D1 during the 3:00 – 6:00 p.m. Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary oral session.
The Phase 3 PANOVA-3 publication in the Journal of Clinical Oncology, Tumor Treating Fields with gemcitabine and nab-paclitaxel for locally advanced pancreatic adenocarcinoma: randomized, open-label, pivotal phase 3 PANOVA-3 study, will be available online at https://ascopubs.org/doi/10.1200/JCO-25-00746.

Novocure Investor Event
Novocure will host an investor event featuring Dr. Picozzi and Novocure leadership after the oral presentation. Event details and a link to a live webcast of the event are available on the investor relations page of www.novocure.com. For more information or to request in-person attendance, please contact Novocure investor relations at investorinfo@novocure.com.

Exhibit 99.1
Regulatory & Ongoing Clinical Study of TTFields for Pancreatic Cancer
Novocure plans to file for regulatory approval for use of TTFields therapy in unresectable, locally advanced pancreatic adenocarcinoma based on PANOVA-3 in the U.S. in the second half of 2025. The company also plans to file for regulatory approval in EU, Japan and other key markets.
Novocure continues to follow patients in its Phase 2 PANOVA-4 trial exploring the use of TTFields therapy together with atezolizumab, gemcitabine and nab-paclitaxel for the treatment of metastatic pancreatic cancer. PANOVA-4 has completed enrollment with data anticipated in the first half of 2026.
About PANOVA-3
PANOVA-3 is an international, prospective, randomized, open-label, controlled Phase 3 clinical trial designed to test the efficacy and safety of Tumor Treating Fields (TTFields) therapy used concomitantly with gemcitabine and nab-paclitaxel, as a first-line treatment for locally advanced pancreatic adenocarcinoma. Patients were randomized to receive either TTFields therapy concomitant with gemcitabine and nab-paclitaxel or gemcitabine and nab-paclitaxel alone.
The primary endpoint is overall survival. Secondary endpoints include progression-free survival, local progression-free survival, objective response rate, one-year survival rate, quality of life, pain-free survival, puncture-free survival, resectability rate, and toxicity.
The PANOVA-3 trial enrolled 571 patients who were randomized 1:1 and followed for a minimum of 18 months.
About PANOVA-4
PANOVA-4 is an international, multi-center, Phase 2 clinical trial designed to test the safety and efficacy of Tumor Treating Fields (TTFields) therapy together with atezolizumab, gemcitabine and nab-paclitaxel for the treatment of metastatic pancreatic cancer. The primary endpoint is disease control rate. Secondary endpoints include overall survival, progression-free survival, one-year survival rate, objective response rate, progression-free survival at six months, duration of response, and toxicity. The study is designed to enroll 76 patients and enrollment is complete.
About Pancreatic Cancer
Pancreatic cancer is one of the most lethal cancers and is the third most frequent cause of death from cancer in the U.S.[i] While overall cancer incidence and death rates are remaining stable or declining, the incidence and death rates for pancreatic cancer are increasing.[ii] It is estimated that approximately 67,000 patients are diagnosed with pancreatic cancer each year in the U.S.[iii] Pancreatic cancer has a five-year relative survival rate of just 13%.[iv]
Physicians use different combinations of surgery, radiation and pharmacological therapies to treat pancreatic cancer, depending on the stage of the disease. For patients with locally advanced pancreatic cancer involving encasement of arteries but no extra-pancreatic disease, the standard of care is surgery followed by chemotherapy with or without radiation. Unfortunately, most locally advanced cases are diagnosed when the cancer is no longer operable, generally leaving chemotherapy with or without radiation as the only treatment option.
About Tumor Treating Fields
Tumor Treating Fields (TTFields) are electric fields that exert physical forces to kill cancer cells via a variety of mechanisms. TTFields do not significantly affect healthy cells because they have different properties (including division rate, morphology, and electrical properties) than cancer cells. These multiple, distinct mechanisms work together to target and kill cancer cells. Due to these multimechanistic actions, TTFields therapy can be added to cancer treatment modalities in

Exhibit 99.1
approved indications and demonstrates enhanced effects across solid tumor types when used with chemotherapy, radiotherapy, immune checkpoint inhibition, or targeted therapies in preclinical models. TTFields therapy provides clinical versatility that has the potential to help address treatment challenges across a range of solid tumors.
To learn more about TTFields therapy and its multifaceted effect on cancer cells, visit tumortreatingfields.com.
About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.
Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.
Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2025, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.
Investors: Ingrid Goldberg investorinfo@novocure.com
Media: Catherine Falcetti media@novocure.com

[i] American Cancer Society. Cancer Facts & Figures 2025. Atlanta: American Cancer Society; 2025
[ii] American Cancer Society. Cancer Facts & Figures 2025. Atlanta: American Cancer Society; 2025

Exhibit 99.1
[iii] American Cancer Society. Cancer Facts & Figures 2025. Atlanta: American Cancer Society; 2025
[iv] American Cancer Society. Cancer Facts & Figures 2025. Atlanta: American Cancer Society; 2025